Exhibit 99.1

FOR IMMEDIATE RELEASE

Forrester Research Reports 2016 Third-Quarter Financial Results; Increases Share

Repurchase Authorization By $25 Million

Cambridge, Mass., October 26, 2016 . . . Forrester Research, Inc. (Nasdaq: FORR) today announced its 2016 third-quarter financial results. The company also announced that its board of directors authorized a $25 million increase in the company’s stock repurchase program, bringing the total available repurchase authorization to approximately $62 million.

Third-Quarter Financial Performance

Total revenues were $77.4 million for the third quarter of 2016, compared with $74.8 million for the third quarter of 2015. Research revenues increased 1%, and advisory services and events revenues increased 10%, compared with the third quarter of 2015.

On a GAAP basis, net income was $3.1 million, or $0.17 per diluted share, for the third quarter of 2016, compared with net income of $4.5 million, or $0.25 per diluted share, for the same period in 2015.

On a pro forma basis, net income was $6.0 million, or $0.32 per diluted share, for the third quarter of 2016, which reflects a pro forma effective tax rate of 40%. Pro forma net income excludes stock-based compensation of $2.0 million, amortization of acquisition-related intangible assets of $0.2 million, and net investment losses of $1.1 million. This compares with pro forma net income of $5.5 million, or $0.30 per diluted share, for the same period in 2015, which reflects a pro forma tax rate of 38%. Pro forma net income for the third quarter of 2015 excludes stock-based compensation of $2.2 million, amortization of acquisition-related intangible assets of $0.2 million, reorganization costs of $0.9 million, and net investment gains of $0.2 million.

“We are pleased with our ongoing transition to the age of the customer strategy, but this voyage continues to be less predictable than we would like,” said George F. Colony, Forrester’s chairman and chief executive officer. “In Q3, the company’s EPS and margin exceeded guidance, while revenue fell short. Just as timing in nonsyndicated solutions helped us overperform in Q2, this factor attenuated revenue in Q3. We remain positive on short- and long-term growth as we ramp our sales teams and continue to refine our products to help clients thrive in the era of empowered customers.”

Forrester is providing fourth-quarter 2016 financial guidance as follows:

Fourth-Quarter 2016 (GAAP):

•	Total revenues of approximately $80.5 million to $84.5 million.
•	Operating margin of approximately 5.5% to 7.5%.

•	Other income (expense), net of zero.
•	An effective tax rate of 40%.
•	Diluted earnings per share of approximately $0.15 to $0.20.

Fourth-Quarter 2016 (Pro Forma):

Pro forma financial guidance for the fourth quarter of 2016 excludes stock-based compensation expense of $2.0 million to $2.4 million, amortization of acquisition-related intangible assets of approximately $0.2 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 8.5% to 10.5%.
•	Pro forma effective tax rate of 40%.
•	Pro forma diluted earnings per share of approximately $0.22 to $0.27.

Our full-year 2016 guidance is as follows:

Full-Year 2016 (GAAP):

•	Total revenues of approximately $323.0 million to $327.0 million.
•	Operating margin of approximately 8.0% to 9.0%.
•	Other income, net of $0.4 million.
•	An effective tax rate of 43%.
•	Diluted earnings per share of approximately $0.80 to $0.85.

Full-Year 2016 (Pro Forma):

Pro forma financial guidance for full-year 2016 excludes stock-based compensation expense of $7.7 million to $8.1 million, reorganization costs of approximately $1.0 million, amortization of acquisition-related intangible assets of approximately $0.8 million, and any investment gains or losses.

•	Pro forma operating margin of approximately 11.0% to 12.0%.
•	Pro forma effective tax rate of 40%.
•	Pro forma diluted earnings per share of approximately $1.19 to $1.24.

Quarterly Dividend

Forrester also announced today that its board of directors has approved a quarterly cash dividend of $0.18 per share, payable December 21, 2016, to shareholders of record on December 7, 2016.

About Forrester Research

Forrester Research is one of the most influential research and advisory firms in the world. We work with business and technology leaders to develop customer-obsessed strategies that drive growth. Forrester’s unique insights are grounded in annual surveys of more than 500,000 consumers and business leaders worldwide, rigorous and objective methodologies, and the shared wisdom of our most innovative clients. Through proprietary research, data, custom consulting, exclusive executive peer groups, and events, the Forrester experience is about a singular and powerful purpose: to challenge the thinking of our clients to help them lead change in their organizations. For more information, visit forrester.com.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include, but are not limited to, Forrester’s financial guidance for the fourth quarter of and full-year 2016, statements about the success of operational improvements, and statements about Forrester’s future financial performance and financial condition. These statements are based on Forrester’s current plans and expectations and involve risks and uncertainties that could cause actual future activities and results of operations to be materially different from those set forth in the forward-looking statements. Important factors that could cause actual future activities and results to differ include, among others, Forrester’s ability to retain and enrich memberships for its research products and services, demand for advisory and consulting services, technology spending, Forrester’s ability to respond to business and economic conditions and market trends, Forrester’s ability to develop and offer new products and services, the risks and challenges inherent in international business activities, competition and industry consolidation, the ability to attract and retain professional staff, Forrester’s dependence on key personnel, Forrester’s ability to realize the anticipated benefits from recent internal reorganizations, the possibility of network disruptions and security breaches, Forrester’s ability to enforce and protect its intellectual property, the amount and timing of the repurchase of Forrester stock and possible variations in Forrester’s quarterly operating results. Dividend declarations are at the discretion of Forrester’s board of directors, and plans for future dividends may be revised by the board at any time. Forrester undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events, or otherwise. For further information, please refer to Forrester’s reports and filings with the Securities and Exchange Commission.

The consolidated statements of income and the table of key financial data are attached.

Contact:

Michael Doyle

Chief Financial Officer

Forrester Research, Inc.

+1 617.613.6000

mdoyle@forrester.com

Meaghan Madges

Public Relations

Forrester Research, Inc.

+ 1 617.613.6070

press@forrester.com

© 2016, Forrester Research, Inc. All rights reserved. Forrester is a trademark of Forrester Research, Inc.

Forrester Research, Inc.

Consolidated Statements of Income

(Unaudited, In thousands, except per share data)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015
Revenues:
Research services	$52,727	$52,205	$160,998	$156,667
Advisory services and events	24,700	22,548	81,651	76,084

Total revenues	77,427	74,753	242,649	232,751

Operating expenses:
Cost of services and fulfillment	29,889	29,222	95,429	92,543
Selling and marketing	27,751	27,460	87,490	85,572
General and administrative	10,086	9,530	30,359	28,564
Depreciation	1,941	2,048	5,982	6,251
Amortization of intangible assets	208	224	627	669
Reorganization costs	—	928	1,026	4,433

Total operating expenses	69,875	69,412	220,913	218,032

Income from operations	7,552	5,341	21,736	14,719

Other income, net	229	159	374	342
Gains (losses) on investments, net	(1,085)	245	(1,139)	236

Income before income taxes	6,696	5,745	20,971	15,297

Income tax provision	3,584	1,295	9,110	5,321

Net income	$3,112	$4,450	$11,861	$9,976

Diluted income per common share	$0.17	$0.25	$0.65	$0.55

Diluted weighted average shares outstanding	18,435	18,065	18,168	18,231

Basic income per common share	$0.17	$0.25	$0.66	$0.55

Basic weighted average shares outstanding	18,062	17,892	17,896	17,986

Pro forma data (1):

Income from operations	$7,552	$5,341	$21,736	$14,719
Amortization of intangible assets	208	224	627	669
Reorganization costs	—	928	1,026	4,433
Stock-based compensation included in the following expense categories:
Cost of services and fulfillment	1,077	1,183	3,141	3,218
Selling and marketing	272	331	695	754
General and administrative	622	710	1,895	1,913

Pro forma income from operations	9,731	8,717	29,120	25,706

Other income, net	229	159	374	342

Pro forma income before income taxes	9,960	8,876	29,494	26,048

Pro forma income tax provision	3,984	3,373	11,798	9,898

Pro forma net income	$5,976	$5,503	$17,696	$16,150

Pro forma diluted income per share	$0.32	$0.30	$0.97	$0.89

Pro forma diluted weighted average shares outstanding	18,435	18,065	18,168	18,231

(1)	Forrester believes that pro forma financial results provide investors with consistent and comparable information to aid in the understanding of Forrester’s ongoing business, and are also used by Forrester in making compensation decisions. Our pro forma presentation excludes amortization of acquisition-related intangible assets, stock-based compensation, reorganization costs and net gains or losses from investments, as well as their related tax effects. The pro forma data does not purport to be prepared in accordance with Accounting Principles Generally Accepted in the United States.

Forrester Research, Inc.

Key Financial Data

(Unaudited, dollars in thousands)

	September 30, 2016	December 31, 2015
Balance sheet data:
Cash, cash equivalents and marketable investments	$133,240	$101,106
Accounts receivable, net	$36,024	$67,355
Deferred revenue	$126,178	$140,676

	Nine Months Ended September 30,
	2016	2015
Cash flow data:
Net cash provided by operating activities	$35,891	$28,218
Purchases of property and equipment	$(3,334)	$(2,316)
Repurchases of common stock	$—	$(18,639)
Dividends paid	$(9,696)	$(9,163)

	As of September 30,
	2016	2015
Metrics:
Agreement value	$241,100	$233,300
Client retention	76%	80%
Dollar retention	88%	91%
Enrichment	95%	97%
Number of clients	2,482	2,482

	As of September 30,
	2016	2015
Headcount:
Total headcount	1,332	1,321
Research and consulting staff	488	491
Sales staff	514	513